Exhibit 10.8

NGM BIOPHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Approved by the Board of Directors:                     , 2019

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of NGM Biopharmaceuticals, Inc. (“NGM”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the closing of the initial public offering of the common stock of NGM (the “IPO”).

The Director Compensation Policy will be effective upon the date of the underwriting agreement between NGM and the underwriters managing the IPO (the “Effective Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board. Capitalized terms not explicitly defined in this Director Compensation Policy but defined in the Plan (as defined below) will have the same definitions as in the Plan.

An Eligible Director may decline all or any portion of his or her compensation by giving notice to NGM prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the IPO, each Eligible Director shall receive the cash compensation described below. The annual cash compensation amount set forth below is payable in equal quarterly installments in advance within the first 30 days of each fiscal quarter in which the service will occur. The first installment following the IPO will be pro-rated for the number of days remaining in the calendar quarter. If an Eligible Director joins the Board or a committee of the Board (“Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days remaining in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainer fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	Eligible Directors other than the Non-Executive Chairperson: $40,000
b.	Non-Executive Chairperson: $65,000

2.	Annual Committee Chair Service Retainer:
a.	Chairperson of the Audit Committee: $30,000
b.	Chairperson of the Compensation Committee: $15,000
c.	Chairperson of the Nominating & Corporate Governance Committee: $10,000

3.	Annual Committee Member Service Retainer (excludes Committee Chairs):
a.	Member of the Audit Committee: $10,000
b.	Member of the Compensation Committee: $6,000
c.	Member of the Nominating & Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below (including pursuant to an Annual Election, as defined below) will be granted under the Company’s 2018 Equity Incentive Plan, as amended and restated from time to time, or any successor equity incentive plan adopted by NGM (the “Plan”), and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under the Director Compensation Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of Continuous Service or a Corporate Transaction as provided in the Plan). Upon a termination of Continuous Service other than for death, Disability or Cause, the post-termination exercise period of a stock option will be 12 months from the date of termination.

1.    Initial Option Grant. On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, will be granted a stock option to purchase shares of Common Stock having a Grant Date Value (defined below) of $500,000 (the “Initial Option Grant”). The Initial Option Grant will vest one-third after the first year, with the remaining shares vesting quarterly in years two and three following the grant date, such that the Initial Option Grant will be fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service on each applicable vesting date.

2.    Annual Option Grant. On the date of each NGM annual stockholder meeting held after the effective date of the IPO (an “Annual Meeting”), each Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, will be granted a stock option to purchase shares of Common Stock having a Grant Date Value of $200,000 (the “Annual Option Grant”). The Annual Option Grant will vest in four approximately equal quarterly tranches, with the final tranche vesting on the earlier of (x) first anniversary of the date of grant, and (y) the day prior to the next Annual Meeting, subject to the Eligible Director’s Continuous Service on each applicable vesting date.

3.    Calculation of Grant Date Value. The “Grant Date Value” of an equity award granted under this Director Compensation Policy will be determined using the same method the Company uses to calculate the grant date fair value of stock based compensation for its financial statements (e.g., applying a Black-Scholes option pricing model in the case of stock options).

4.    Treatment on a Change in Control. In the event of a Change in Control, any then-unvested equity award will fully vest (and become exercisable, in the case of an option) as of immediately prior to the effective time of such transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction. For clarity, such accelerated vesting will not accelerate the settlement of any equity award subject to a deferral election in accordance with Section 409A of the Internal Revenue Code.

5.    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust the number of shares provided above to be subject to any Initial Option Grant and Annual Option Grant made after the date of such Capitalization Adjustment.

Election to Receive Annual Cash Compensation in the Form of Stock Options

Following the IPO, each Eligible Director may elect in writing (an “Annual Election”) to receive his or her annual cash compensation in the form of a stock option (an “Annual Election Option”). Such Annual Election would apply to all annual cash compensation payable during the subsequent year of service, measured from the date of the Annual Meeting.

Except as provided below, any Annual Election must be submitted in January of each calendar year, or in the case of an individual who first becomes an Eligible Director in any calendar year, within 30 days following the date on which he or she first becomes an Eligible Director (and no later than 30 days prior to the date of the Annual Meeting). An Annual Election will be irrevocable once submitted. All Annual Elections must also be submitted during an “open window period” in accordance with the Company’s then-effective Insider Trading and Trading Window Policy (or any other policy on trading in

Company securities), and when the Eligible Director submitting the Annual Election is not otherwise aware of any material, nonpublic information with respect to the Company or any of its securities (collectively, an “Open Window”). If there were no Open Windows within the applicable timeframe above during which an Annual Election could be submitted, then the Annual Election for that calendar year will be due no later than the tenth business day following the commencement of the next Open Window.

An Annual Election Grant will be granted on the date of the next Annual Meeting, with a Grant Date Value to the aggregate amount of cash retainers that such Eligible Director would otherwise have been eligible to receive over the four fiscal quarters following such Annual Meeting, and will vest in quarterly tranches, with the final tranche vesting on the earlier of (x) the first anniversary of the date of grant, and (y) the day prior to the next Annual Meeting.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Philosophy

The Director Compensation Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Board anticipates that the Board, or a duly authorized committee thereof, will generally review Eligible Director compensation on an annual basis following the IPO. The Director Compensation Policy, as amended from time to time, may take into account the time commitment expected of Eligible Directors, best practices and market rates in director compensation, the economic position of NGM, broader economic conditions, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders.

Under the Director Compensation Policy, Eligible Directors receive cash compensation in the form of retainers to recognize their level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on Committees. Eligible Directors also receive equity compensation because we believe that stock ownership provides an incentive to act in ways that maximize long-term stockholder value. Further, we believe that stock-based awards are essential to attracting and retaining talented Board members. When stock options are granted, these stock options will have an exercise price at least equal to the Fair Market Value of Common Stock on the date of grant, so that stock options provide a return only if the Fair Market Value appreciates over the period in which the stock option vests and remains exercisable. We believe that the vesting acceleration provided in the case of a Change in Control is consistent with market practices and is critical to attracting and retaining high quality directors.

To the extent this Director Compensation Policy would otherwise provide for compensation to any Eligible Director that would exceed any separate stockholder approved limit set forth in the Plan, the benefits provided under this Director Compensation Policy will automatically be reduced to fall within such limits (or if previously paid, are subject to recoupment).

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